Exhibit 99.1

For Immediate Release	Symbol: POT
April 30, 2015
Listed: TSX, NYSE

PotashCorp Reports First-Quarter 2015 Earnings of $0.44 per Share

Key Highlights

•	First-quarter earnings of $0.44 per share[1]

•	Agreement to acquire 9.5 percent stake in Fertilizantes Heringer S.A. (Heringer)

•	Full-year 2015 guidance adjusted to $1.75-$2.05 per share; primary changes include:

•	Higher Saskatchewan potash taxes: ~$0.07 per share

•	Nitrogen (lower volumes and prices): ~$0.04 per share

•	Potash (shift in expected sales mix by market): ~$0.03 per share

•	Phosphate (lower volumes): ~$0.03 per share

•	Second-quarter guidance set at $0.45-$0.55 per share

CEO Commentary

“We delivered stronger earnings compared to last year’s first quarter on improved potash and phosphate contributions,” said PotashCorp President and Chief Executive Officer Jochen Tilk. “We adjust our full-year guidance largely on higher Saskatchewan potash taxes and first-quarter performance that trailed our initial expectations. Looking ahead, we are encouraged by the strength in global potash demand and see momentum accelerating through the second quarter, especially in offshore markets”

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) reported first-quarter earnings of $0.44 per share ($370 million), up from the $0.40 per share ($340 million) generated in 2014’s first quarter. Gross margin for the quarter of $667 million surpassed the $565 million total for the same period in 2014. Higher prices and lower per-tonne cost of goods sold in potash were the primary contributors, more than offsetting changes to Saskatchewan potash taxes and weaker nitrogen sales volumes.

Earnings before finance costs, income taxes, depreciation and amortization (EBITDA)2 of $731 million exceeded the total for 2014’s first quarter of $707 million, while cash from operating activities of $521 million during the first quarter was similar to the same period last year.

Income from our offshore investments contributed $33 million to our first-quarter earnings, well below the $100 million for the same period in 2014. This year’s total was comprised of equity earnings from Arab Potash Company (APC) and Sociedad Quimica y Minera de Chile S.A. (SQM), while 2014’s total included contributions from these two companies as well as a $69 million special dividend from Israel Chemicals Ltd. (ICL).

Market Conditions

Following a period of especially robust potash markets, demand and pricing in spot markets eased slightly during the first quarter of 2015. While currency headwinds, weaker demand in Brazil and later settlements of annual Chinese contracts caused some caution among buyers, strong consumption needs kept demand at historically elevated levels. Potash exports from North American producers increased in the quarter as rail constraints that limited deliveries in last year’s first quarter largely abated. In the North American market, a slow start to the spring planting season and record offshore imports resulted in weaker domestic producer sales compared to last year’s first quarter.

In nitrogen, market fundamentals weakened during the quarter on reduced agricultural demand and increased supply, including record Chinese urea exports. Prices for most nitrogen products moved lower during the quarter, although supply challenges in key exporting regions kept ammonia prices in North America elevated relative to the same period last year.

In phosphate, the first quarter of 2015 saw supportive market fundamentals – especially for liquid fertilizers – on strong demand and North American supply outages. Prices for all phosphate products increased compared to the same period last year, although the solid fertilizer market weakened as the quarter progressed.

Potash

Higher realized prices and lower per-tonne costs increased our first-quarter potash gross margin to $428 million, surpassing the $300 million generated during the same period in 2014.

First-quarter sales volumes of 2.3 million tonnes were relatively flat with the same period in 2014. Shipments to offshore markets rose 17 percent as improved rail logistics enhanced the ability of Canpotex3 to meet customer demands. The majority of Canpotex’s shipments during the quarter were to Other Asian countries (47 percent) and Latin America (21 percent), while China and India accounted for 12 percent and 11 percent, respectively. North American sales volumes declined by 19 percent from 2014’s comparatively high total.

Our first-quarter average realized potash price of $284 per tonne was above the $250 per tonne for the same period last year as realized prices reflected the strong recovery throughout 2014 driven by record consumption.

Potash production reached 2.6 million tonnes during the quarter, exceeding the 2.4 million tonnes produced in 2014’s comparative period. Higher production, operational efficiencies and a favorable impact from a weakened Canadian dollar lowered our per-tonne costs by $18 per tonne (15 percent) compared to the same period last year.

Nitrogen

In nitrogen, gross margin of $181 million trailed the $239 million generated in the first quarter of 2014 on lower sales volumes and higher production costs. Our US operations generated $120 million of our quarterly total with Trinidad accounting for the remainder.

Sales volumes for the quarter of 1.3 million tonnes fell below the 1.6 million tonnes sold in 2014’s comparative period. Volumes for the quarter were affected by issues related to product availability caused by mechanical challenges at our Lima facility and curtailments in Trinidad related to natural gas supply.

Additionally, a delayed start to the spring planting season in North America led to weaker fertilizer demand, which constrained sales, especially for urea and nitrogen solutions.

Our average realized price of $351 per tonne during the quarter exceeded the $344 per tonne in the same period last year due to stronger ammonia prices.

Per-tonne cost of goods sold for the first quarter increased 8 percent from 2014’s comparable period. The primary drivers were reduced production and higher losses on our hedging positions as the benefit from lower natural gas costs in the US was offset by a rise in our ammonia-linked gas prices in Trinidad.

Phosphate

In phosphate, our first-quarter gross margin of $58 million surpassed the $26 million earned during the same period in 2014 as a result of improved realizations and the absence of accelerated depreciation charges related to the closure of our Suwannee River chemical plant.

Sales volumes for the quarter of 0.7 million tonnes were down 16 percent from the same period last year. While we experienced production constraints in both periods, this year’s first-quarter also reflected the closure of Suwannee River capacity and a greater proportion of our phosphoric acid being directed to products with higher phosphate content.

Our first-quarter average realized price of $574 per tonne was well above the $484 per tonne in the same period of 2014. Improved market fundamentals and a greater proportion of sales volumes coming from higher-netback feed, industrial and liquid fertilizer products were the primary drivers.

Cost of goods sold of $487 per tonne for the quarter exceeded the $453 per tonne in the same period of 2014, largely due to lower sales volumes and increased input costs for sulfur.

Financial

A weaker Canadian dollar, stronger potash prices and changes to Saskatchewan’s potash taxation regulations announced in March raised provincial mining and other taxes for the first quarter to $95 million, well above the $54 million recorded in 2014. Despite higher company earnings, our income tax expense of $140 million was slightly below the same period last year when a $38 million non-deductible impairment charge on our investment in Sinofert Holdings Limited (Sinofert) was recognized.

Capital-related cash expenditures of $228 million during the quarter were relatively flat compared to the same period in 2014.

During the quarter, we entered into an agreement to acquire a 9.5 percent stake in Heringer, one of Brazil’s largest fertilizer distributors. Once finalized, this investment is expected to further enhance our ability to serve customers in Brazil and provide flexibility for our growing New Brunswick potash operation.

In March, we issued $500 million in 10-year notes at a rate of 3.00 percent during the quarter. The proceeds are expected to be used for general corporate purposes and to redeem $500 million of 3.75 percent notes that mature in September 2015.

Market Outlook

We continue to see encouraging signs in potash. With positive consumption trends, buyers in all key markets remain engaged and opportunities are emerging for reliable suppliers who can quickly respond to customers’ needs.

With China’s annual potash contracts now in place and planting underway in the Northern Hemisphere, we expect global shipments to accelerate and market fundamentals to improve in the second quarter. Although volatile currency markets and risks to crop economics have the potential to disrupt demand expectations, we believe underlying consumption needs will support 2015 global potash shipments at the upper end of our previous guidance range of 58-60 million tonnes.

In North America, the need to replenish soil nutrients from last year’s record crop is expected to support strong potash demand at the farm level. Increased offshore imports are likely to keep domestic producer shipments – including those for PotashCorp – below robust 2014 levels through the balance of the year. Based on these factors – along with a potential decline in planted acres – we have lowered our 2015 shipment estimate for North America to 9.3-9.8 million tonnes.

In Latin America, a drawdown of distributor inventories through the first quarter is expected to support higher potash import requirements as the year progresses. We continue to see significant agronomic needs supporting total shipments to this market of 10.8-11.3 million tonnes, slightly below 2014’s record level.

In China, we expect encouraging consumption trends to continue, especially for bulk blends and compound fertilizers with higher potassium content. Recently signed potash contracts with most major suppliers – including Canpotex contracts with minimum shipment requirements above those of 2014 – are expected to support robust shipments through the balance of the year. As a result of higher-than-anticipated contracted tonnes we have raised our estimate for total Chinese demand to 14.0-14.5 million tonnes.

In India, we expect positive consumption trends for direct application and compound fertilizers to help bolster demand growth. While contract negotiations between Canpotex and its customers in India are ongoing, we believe the need for improved fertility will provide the necessary incentive to ensure potash settlements are completed in a timely manner. For 2015, we have increased the upper end of our estimate range for total shipments, which are now forecast at 4.5-5.0 million tonnes.

In Other Asian countries (outside of China and India), agronomic need is expected to support strong consumption through the balance of 2015. Higher distributor inventories to begin the year are likely to keep total potash import requirements below last year’s record level, with those for 2015 forecast in the range of 8.4-8.8 million tonnes.

Financial Outlook

We have maintained our annual estimate for potash gross margin of $1.5-$1.8 billion and sales volumes of 9.2-9.7 million tonnes. While global demand could push our sales volumes to the upper end of our guidance range, weaker pricing and a higher proportion of offshore sales tonnes are likely to result in lower average realizations compared to previous expectations. High operating rates, along with lower costs and a weaker Canadian dollar are expected to result in lower per-tonne operating costs relative to 2014. As a result of recent changes to potash taxes in Saskatchewan, we now forecast provincial mining and other taxes for 2015 to total 20-22 percent of potash gross margin.

In nitrogen, lower global energy costs and increased supply are anticipated to keep markets subdued relative to 2014. Our production run rate is expected to improve from first-quarter levels, but challenges experienced early in the year are likely to result in annual sales volumes slightly below 2014’s total.

In phosphate, we expect market conditions to support a stronger pricing environment relative to 2014. Although we anticipate improved production levels will reduce our per-tonne cost of goods sold through the balance of the year, first-quarter production challenges, the closure of our Suwannee River facility and a greater proportion of our sales volume being directed to higher phosphate content products are expected to keep sales volumes below 2014 levels and our initial expectations for 2015.

Given these considerations, we now forecast our combined nitrogen and phosphate gross margin will be in the range of $1.0-$1.2 billion in 2015.

We have lowered our estimate of income from offshore equity investments to a range of $180-$200 million due to a slightly more subdued potash price environment and reduced dividend expectations from ICL related to ongoing labor issues. Selling and administrative expenses are now forecast between $230 million and $245 million.

We have lowered our full-year 2015 earnings guidance to $1.75-$2.05 per share. For the second quarter, we forecast a range of $0.45-$0.55 per share.

Along with those noted above, other annual guidance numbers are outlined in the table below.

2015 Guidance
Earnings per share	Annual: $1.75-$2.05; Q2: $0.45-$0.55
Potash sales volumes	9.2-9.7 million tonnes
Potash gross margin	$1.5-$1.8 billion
Nitrogen and phosphate gross margin	$1.0-$1.2 billion
Capital expenditures	~$1.2 billion
Effective tax rate	26-28 percent
Provincial mining and other taxes*	20-22 percent
Selling and administrative expenses	$230-$245 million
Finance costs	$200-$210 million
Income from offshore equity investments**	$180-$200 million
Foreign Exchange Rate	CDN$1.24 per US$
Annual EPS sensitivity to Foreign Exchange	US$ strengthens vs. CDN$ by $0.02 = +$0.01 EPS

*	As a percentage of potash gross margin
**	Includes income from dividends and share of equity earnings

Annual Meeting of Shareholders Note

On April 27, 2015 PotashCorp adopted further amendments to the company’s General By-Law which was previously amended on February 20, 2015. The sole purpose of the amendment was to delete Section 7.A(5) of the advance notice requirements for director nominations of the General By-Law.

The full text of the General By-Law (as amended) is available under PotashCorp’s profile at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov and on the company’s website. The by-law amendments were effective as of the date of their adoption. Shareholders of PotashCorp will be asked to ratify and confirm the collective amendments to the General By-

Law at the next meeting of shareholders currently scheduled to be held on May 12, 2015, as required by the Canada Business Corporations Act.

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

3. Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers.

PotashCorp is the world’s largest integrated fertilizer and related industrial and feed products company by capacity and plays an integral role in global food production. PotashCorp is the world’s largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. These three essential nutrients are required to help farmers grow healthier, more abundant crops. With the global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. While agriculture is its primary market, the company also produces products for animal feed and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Randy Burton Director, Public Relations and Communications Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Website:    www.potashcorp.com

This release, including the documents incorporated by reference, contains “forward-looking statements” (within the meaning of the US Private Securities Litigation Reform Act of 1995) or “forward-looking information”(within the meaning of appropriate Canadian securities legislation) that relate to future events or our future performance. These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should,” “could,” “expect,” “may,” “anticipate,” “believe,” “intend,” “estimates,” “plans” and similar expressions. These statements are based on certain factors and assumptions as set forth in this document, including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While we consider these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause actual results or events to differ materially from those expressed in forward-looking statements including, but not limited to, the following: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; risks and uncertainties related to operating and workforce changes made in response to our industry and the markets we serve; risks and uncertainties related to our international operations and assets; failure to prevent or respond to a major safety incident; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations within major markets; economic and political uncertainty around the world; risks associated with natural gas and other hedging activities; changes in capital markets; unexpected or adverse weather conditions; catastrophic events or malicious acts, including terrorism; changes in currency and exchange rates; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; our prospects to reinvest capital in strategic opportunities and acquisitions; our ownership of non-controlling equity interests in other companies; the impact of further technological innovation; increases in the price or reduced availability of the raw materials that we use; security risks related to our information technology systems; strikes or other forms of work stoppage or slowdowns; timing and impact of capital expenditures; rates of return on, and the risks associated with, our investments and capital expenditures; changes in, and the effects of, government policies and regulations; certain complications that may arise in our mining process, including water inflows; our ability to attract, retain, develop and engage skilled employees; risks related to reputational loss; earnings; and the decisions of taxing authorities, which could affect our effective tax rates. These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results and Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in other documents and reports subsequently filed by us with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as of the date hereof and we disclaim any obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday April 30, 2015 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US	1-877-881-1303
	-	From Elsewhere	1-412-902-6719

Live Webcast:		Visit www.potashcorp.com
Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except as otherwise noted)

(unaudited)

	Three Months Ended March 31
	2015	2014

Sales (Note 2)	$ 1,665	$ 1,680
Freight, transportation and distribution	(128)	(166)
Cost of goods sold	(870)	(949)
Gross Margin	667	565
Selling and administrative expenses	(60)	(68)
Provincial mining and other taxes	(95)	(54)
Share of earnings of equity-accounted investees	36	33
Dividend income	—	69
Impairment of available-for-sale investment	—	(38)
Other income	11	24
Operating Income	559	531
Finance costs	(49)	(47)
Income Before Income Taxes	510	484
Income taxes (Note 3)	(140)	(144)
Net Income	$ 370	$ 340

Net Income per Share
Basic	$ 0.45	$ 0.40
Diluted	$ 0.44	$ 0.40

Dividends Declared per Share	$ 0.38	$ 0.35

Weighted Average Shares Outstanding
Basic	831,390,000	852,919,000
Diluted	837,099,000	859,675,000

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended March 31
(Net of related income taxes)	2015	2014

Net Income	$370	$340
Other comprehensive income
Items that have been or may be subsequently reclassified to net income:
Available-for-sale investments (1)
Net fair value gain during the period	38	50
Cash flow hedges
Net fair value loss during the period (2)	(22)	(1)
Reclassification to income of net loss (3)	11	6
Other	(4)	2
Other Comprehensive Income	23	57
Comprehensive Income	$393	$397

(1)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.
(2)	Cash flow hedges are comprised of natural gas derivative instruments and treasury lock derivatives and were net of income taxes of $12 (2014 - $1).
(3)	Net of income taxes of $(6) (2014 - $(4)).

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended March 31
	2015	2014

Operating Activities
Net income	$370	$340
Adjustments to reconcile net income to cash provided by operating activities (Note 4)	181	262
Changes in non-cash operating working capital (Note 4)	(30)	(63)
Cash provided by operating activities	521	539

Investing Activities
Additions to property, plant and equipment	(228)	(224)
Other assets and intangible assets	(5)	(2)
Cash used in investing activities	(233)	(226)

Financing Activities
Proceeds from long-term debt obligations	494	737
Repayment of short-term debt obligations	(536)	(470)
Dividends	(274)	(293)
Repurchase of common shares	—	(396)
Issuance of common shares	30	14
Cash used in financing activities	(286)	(408)
Increase (Decrease) in Cash and Cash Equivalents	2	(95)
Cash and Cash Equivalents, Beginning of Period	215	628
Cash and Cash Equivalents, End of Period	$217	$533

Cash and cash equivalents comprised of:
Cash	$96	$134
Short-term investments	121	399
	$217	$533

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net loss on derivatives designated as cash flow hedges	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance - December 31, 2014	$1,632	$234	$623	$(119)	$(1)	$503	$6,423	$8,792
Net income	—	—	—	—	—	—	370	370
Other comprehensive income (loss)	—	—	38	(11)	(4)	23	—	23
Dividends declared	—	—	—	—	—	—	(313)	(313)
Effect of share-based compensation including issuance of common shares	44	(1)	—	—	—	—	—	43
Shares issued for dividend reinvestment plan	14	—	—	—	—	—	—	14
Balance - March 31, 2015	$1,690	$233	$661	$(130)	$(5)	$526	$6,480	$8,929

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

As at	March 31, 2015	December 31, 2014

Assets
Current assets
Cash and cash equivalents	$217	$215
Receivables	837	1,029
Inventories	715	646
Prepaid expenses and other current assets	61	48
	1,830	1,938
Non-current assets
Property, plant and equipment	12,692	12,674
Investments in equity-accounted investees	1,243	1,211
Available-for-sale investments	1,565	1,527
Other assets	294	232
Intangible assets	142	142
Total Assets	$17,766	$17,724

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$495	$1,032
Payables and accrued charges	978	1,086
Current portion of derivative instrument liabilities	86	80
	1,559	2,198
Non-current liabilities
Long-term debt (Note 5)	3,709	3,213
Derivative instrument liabilities	129	115
Deferred income tax liabilities	2,226	2,201
Pension and other post-retirement benefit liabilities	507	503
Asset retirement obligations and accrued environmental costs	595	589
Other non-current liabilities and deferred credits	112	113
Total Liabilities	8,837	8,932

Shareholders’ Equity
Share capital	1,690	1,632
Unlimited authorization of common shares without par value; issued and outstanding 834,064,270 and 830,242,574 at March 31, 2015 and December 31, 2014, respectively
Contributed surplus	233	234
Accumulated other comprehensive income	526	503
Retained earnings	6,480	6,423
Total Shareholders’ Equity	8,929	8,792
Total Liabilities and Shareholders’ Equity	$17,766	$17,724

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2015

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The accounting policies and methods of computation used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2014 annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2014 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in May 2015.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to fairly present such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. The accounting policies of the segments are the same as those described in Note 1. Inter-segment sales are made under terms that approximate market value.

	Three Months Ended March 31, 2015

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$738	$482	$445	$—	$1,665
Freight, transportation and distribution - third party	(64)	(23)	(41)	—	(128)
Net sales - third party	674	459	404	—
Cost of goods sold - third party	(246)	(290)	(334)	—	(870)
Margin (cost) on inter-segment sales (1)	—	12	(12)	—	—
Gross margin	428	181	58	—	667
Depreciation and amortization	(58)	(46)	(64)	(4)	(172)
Cash outflows for additions to property, plant and equipment	111	60	36	21	228
(1) Inter-segment net sales were $18.
	Three Months Ended March 31, 2014

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$671	$581	$428	$—	$1,680
Freight, transportation and distribution - third party	(86)	(31)	(49)	—	(166)
Net sales - third party	585	550	379	—
Cost of goods sold - third party	(285)	(323)	(341)	—	(949)
Margin (cost) on inter-segment sales (1)	—	12	(12)	—	—
Gross margin	300	239	26	—	565
Depreciation and amortization	(52)	(42)	(78)	(4)	(176)
Cash outflows for additions to property, plant and equipment	124	67	31	2	224
(1) Inter-segment net sales were $25.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2015

(in millions of US dollars except as otherwise noted)

(unaudited)

3. Income Taxes

A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.

	Three Months Ended March 31
	2015	2014

Income tax expense	$140	$144
Actual effective tax rate on ordinary earnings	27%	27%
Actual effective tax rate including discrete items	27%	30%
Discrete tax adjustments that impacted the tax rate	$3	$2

In the first quarter of 2014, a $38 discrete non-tax deductible impairment of an available-for-sale investment was recorded, which increased the actual effective tax rate including discrete items by 2 percentage points.

4. Consolidated Statements of Cash Flow

	Three Months Ended March 31
	2015	2014

Reconciliation of cash provided by operating activities
Net income	$370	$340
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	172	176
Share-based compensation	15	15
Net undistributed earnings of equity-accounted investees	(35)	(31)
Impairment of available-for-sale investment	—	38
Provision for deferred income tax	25	46
Pension and other post-retirement benefits	5	9
Asset retirement obligations and accrued environmental costs	(13)	8
Other long-term liabilities and miscellaneous	12	1
Subtotal of adjustments	181	262

Changes in non-cash operating working capital
Receivables	56	(158)
Inventories	(62)	20
Prepaid expenses and other current assets	(8)	18
Payables and accrued charges	(16)	57
Subtotal of changes in non-cash operating working capital	(30)	(63)
Cash provided by operating activities	$521	$539

Supplemental cash flow disclosure
Interest paid	$38	$24
Income taxes paid	$42	$50

5. Long-Term Debt

On March 26, 2015, the company closed the issuance of $500 of 3.00 percent senior notes due April 1, 2025. The senior notes were issued under a US shelf registration statement.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended March 31
	2015	2014

Potash Sales (tonnes - thousands)
Manufactured Product
North America	800	988
Offshore	1,549	1,323
Manufactured Product	2,349	2,311

Potash Net Sales
(US $ millions)
Sales	$738	$671
Freight, transportation and distribution	(64)	(86)
Net Sales	$674	$585

Manufactured Product
North America	$279	$291
Offshore	388	287
Other miscellaneous and purchased product	7	7
Net Sales	$674	$585

Manufactured Product
Average Realized Sales Price per MT
North America	$349	$295
Offshore	$250	$217
Average	$284	$250
Cost of Goods Sold per MT	$(101)	$(119)
Gross Margin per MT	$183	$131

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended March 31
	2015	2014

Average Natural Gas Cost in Production per MMBtu	$5.15	$5.40
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia (1)	489	583
Urea	252	348
Solutions/Nitric acid/Ammonium nitrate	568	698
Manufactured Product	1,309	1,629

Fertilizer sales tonnes (1)	388	577
Industrial/Feed sales tonnes	921	1,052
Manufactured Product	1,309	1,629

Nitrogen Net Sales
(US $ millions)
Sales - third party	$482	$581
Freight, transportation and distribution - third party	(23)	(31)
Net sales - third party	459	550
Inter-segment net sales	18	25
Net Sales	$477	$575

Manufactured Product
Ammonia (2)	$228	$246
Urea	97	150
Solutions/Nitric acid/Ammonium nitrate	134	164
Other miscellaneous and purchased product (3)	18	15
Net Sales	$477	$575

Fertilizer net sales (2)	$133	$213
Industrial/Feed net sales	326	347
Other miscellaneous and purchased product (3)	18	15
Net Sales	$477	$575

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$466	$422
Urea	$386	$433
Solutions/Nitric acid/Ammonium nitrate	$235	$234
Average	$351	$344
Fertilizer average price per MT	$342	$370
Industrial/Feed average price per MT	$354	$330
Average	$351	$344
Cost of Goods Sold per MT	$(215)	$(199)
Gross Margin per MT	$136	$145

(1) Includes inter-segment ammonia sales (tonnes - thousands)	33	48
(2) Includes inter-segment ammonia net sales	$18	$25
(3) Includes inter-segment other miscellaneous and purchased product net sales	$—	$—

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended March 31
	2015	2014

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	371	502
Feed and Industrial	280	272
Manufactured Product	651	774

Phosphate Net Sales
(US $ millions)
Sales	$445	$428
Freight, transportation and distribution	(41)	(49)
Net Sales	$404	$379

Manufactured Product
Fertilizer	$194	$210
Feed and Industrial	179	165
Other miscellaneous and purchased product	31	4
Net Sales	$404	$379

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$524	$417
Feed and Industrial	$640	$608
Average	$574	$484
Cost of Goods Sold per MT	$(487)	$(453)
Gross Margin per MT	$87	$31

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

	2015	2014

December 31		1.1601
March 31	1.2683	1.1053
First-quarter average conversion rate	1.2049	1.0879

	Three Months Ended March 31
	2015	2014

Production
Potash production (KCl Tonnes - thousands)	2,612	2,395
Potash shutdown weeks (1)	—	2
Nitrogen production (N Tonnes - thousands)	792	833
Phosphate production (P2O5 Tonnes - thousands)	366	369
Phosphate P2O5 operating rate	62%	62%

Shareholders
PotashCorp’s total shareholder return	-8%	11%

Customers
Product tonnes involved in customer complaints (thousands)	18	13

Community
Taxes and royalties ($ millions) (2)	242	170

Employees
Percentage of senior staff positions filled internally	74%	100%

Safety
Total site recordable injury rate (per 200,000 work hours) (3)	0.92	1.06

Environment
Environmental incidents (4)	5	5

As at	March 31, 2015	December 31, 2014

Number of employees
Potash	2,589	2,534
Nitrogen	802	802
Phosphate	1,416	1,385
Other	420	415
Total	5,227	5,136

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates and planned routine annual maintenance shutdowns.
(2)	Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).
(3)	Total site includes PotashCorp employees, contractors and others on site (as defined in our 2014 Annual Integrated Report).
(4)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2014 Annual Integrated Report).

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, cash flows or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended March 31
	2015	2014

Net income	$370	$340
Finance costs	49	47
Income taxes	140	144
Depreciation and amortization	172	176
EBITDA	$731	$707
Impairment of available-for-sale investment	—	38
Adjusted EBITDA	$731	$745

EBITDA is calculated as net income before finance costs, income taxes and depreciation and amortization. Adjusted EBITDA is calculated as net income before finance costs, income taxes, depreciation and amortization and certain impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business or the charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended March 31
	2015	2014

Sales	$1,665	$1,680
Freight, transportation and distribution	(128)	(166)
Net sales	$1,537	$1,514

Net income as a percentage of sales	22%	20%
Adjusted EBITDA margin	48%	49%

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing EBITDA to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes share of earnings of equity-accounted investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended March 31
	2015	2014

Cash flow prior to working capital changes	$551	$602
Changes in non-cash operating working capital
Receivables	56	(158)
Inventories	(62)	20
Prepaid expenses and other current assets	(8)	18
Payables and accrued charges	(16)	57
Changes in non-cash operating working capital	(30)	(63)
Cash provided by operating activities	$521	$539
Additions to property, plant and equipment	(228)	(224)
Other assets and intangible assets	(5)	(2)
Changes in non-cash operating working capital	30	63
Free cash flow	$318	$376

Management uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.